EXHIBIT (4)

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-	1,700,000 Units
CUSIP 59021W 46 4	(Each Unit representing $10 principal amount of Notes)

MERRILL LYNCH & CO., INC.

97% Protected Notes Linked to the Performance of the

Global Equity Basket

due February 14, 2012

(the “Notes”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, a sum for each Unit equal to the Minimum Redemption Amount, as defined below, plus the Supplemental Redemption Amount, as defined below, if any, on February 14, 2012 (the “Stated Maturity”).

Payment or delivery of the Minimum Redemption Amount and the Supplemental Redemption Amount, if any, and any interest on any overdue amount thereof with respect to this Security shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of 97% Protected Notes Linked to the Performance of the Global Equity Basket due February 14, 2012.

Payment at Maturity

The “Minimum Redemption Amount” per Unit equals $9.70.

The “Supplemental Redemption Amount” per Unit will be determined by the Calculation Agent (as defined below) and equals:

Principal Amount ×	(	Ending Value - Starting Value	)	× Participation Rate
Starting Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. The “Starting Value” equals 100. The “Ending Value” will be determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Calculation Agent”) and will equal the average (arithmetic mean) of the closing values of the Global Equity Basket (as defined below) determined on each of the first five Calculation Days during the Calculation Period (as each is defined below). If there are fewer than five Calculation Days in the Calculation Period, then the Ending Value will equal the average (arithmetic mean) of the closing values of the Global Equity Basket on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Global Equity Basket on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value shall equal the closing value of the Global Equity Basket determined on the last scheduled Basket Business Day (as defined below) in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below) on that Basket Business Day. The “Participation Rate” equals 112%.

The “Calculation Period” means the period from and including the seventh scheduled Basket Business Day prior to the Stated Maturity to and including the second scheduled Basket Business Day prior to the Stated Maturity.

“Calculation Day” means any Basket Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

A “Basket Business Day” is any day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and the Nasdaq National Market are open for trading and the Basket Indices (as defined below) or any Successor Indices (as defined below) are calculated and published.

The “Global Equity Basket” or the “Basket” is comprised of three initially equally weighted indices, the Nikkei 225 Index, the Dow Jones EURO STOXX 50 Index and the S&P 500 Index (each a “Basket Index,” and, collectively, the “Basket Indices”). A fixed factor (the “Multiplier”) was determined for each Basket Index, based upon the initial weighting of the Basket Indices. For each Basket Index, the symbol, the initial weight, the closing value, the Multiplier and the initial contribution to the Basket are as follows:

Basket Indices	Symbol	Initial Weight	Closing Value	Multiplier	Basket Points
Nikkei 225 Index	NKY	33 1/3%	10,884.70	0.003062	33.333
EURO STOXX 50 Index	SX5E	33 1/3%	2,684.96	0.012415	33.333
S&P 500 Index	SPX	33 1/3%	1,087.12	0.030662	33.333

The Calculation Agent will calculate the value of the Global Equity Basket by summing the products of the closing value for each Basket Index on a Calculation Day and the Multiplier applicable to each Basket Index. If a scheduled Calculation Day is not a Basket Business Day or a Market Disruption Event occurs or is continuing on such day, the next scheduled Basket Business Day immediately following such day will be the Calculation Day, regardless of whether a Market Disruption Even occurs or is continuing on such day.

All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Notes.

Adjustments to the Basket Indices; Market Disruption Events

If at any time Nihon Keizai Shimbun, Inc. (“NKS”), Dow Jones & Company, Inc. (“Dow Jones”) or Standard & Poor’s (“S&P”) (each an “Index Publisher”) makes a material change in the formula for or the method of calculating its respective Basket Index or in any other way materially modifies such Basket Index so that the Basket Index does not, in the opinion of the Calculation Agent, fairly represent the value of such Basket Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value of the Basket Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Basket Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Basket Index. Accordingly, if the method of calculating a Basket Index is modified so that the value of the Basket Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent shall adjust the Basket Index in order to arrive at a value of the Basket Index as if it had not been modified, e.g., as if the split had not occurred.

“Market Disruption Event” means either of the following events, as determined by the Calculation Agent:

(A)

the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise a Basket

Index or any Successor Index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to a Basket Index, or any Successor Index, which are traded on any major U.S. exchange.

For the purpose of the above definition:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

(2)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material.”

Discontinuance of the Index

If an Index Publisher discontinues publication of its respective Basket Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a “Successor Index”), then, upon the Calculation Agent’s notification of its determination to the Trustee (as defined below) and the Company, the Calculation Agent will substitute the Successor Index as calculated by the Index Publisher or any other entity for the Basket Index and calculate the Ending Value as described above under “Payment at Maturity”. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of the Notes.

In the event that an Index Publisher discontinues publication of its respective Basket Index and:

•	the Calculation Agent does not select a Successor Index, or

•	the Successor Index is no longer published on any of the Calculation Days,

the Calculation Agent will compute a substitute value for the Basket Index in accordance with the procedures last used to calculate the Basket Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Basket Index as described below, the Successor Index or value will be used as a substitute for the Basket Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of its respective Basket Index before the Calculation Period and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value, and

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which the NYSE, the AMEX and the Nasdaq National Market are open for trading.

General

This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and JPMorgan Chase Bank, as Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of the Notes, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Notes.

The Notes are not subject to redemption by the Company or at the option of the Holder prior to the Stated Maturity.

In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each Unit hereof, will be equal to the Minimum Redemption Amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the Stated Maturity of the Notes.

In case of default in payment of the Notes (whether at the Stated Maturity or upon acceleration), from and after such date the Notes shall bear interest, payable upon demand of the Holders thereof, at the rate of 1.25% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Minimum Redemption Amount plus the Supplemental Redemption Amount, if any, with respect to this Note and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $10 and integral multiples thereof. This Note shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: May 14, 2004

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	[Copy of Seal]	MERRILL LYNCH & CO., INC.

JPMorgan Chase Bank, as Trustee	By:
Treasurer

By:	Attest:
Authorized Officer		Secretary